Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of BioVie, Inc. on Form S-1/A to be filed on or about July 14, 2020, of our audit report dated October 4, 2018, except for common share presentation on a post-reverse split basis dated November 22, 2019, with respect to the financial statements of Biovie, Inc. for the year ended June 30, 2018. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

D. Brooks and Associates CPA’s, P.A.

Palm Beach Gardens, FL

July 14, 2020